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                                                                    EXHIBIT 11.1

                           TRIDENT MICROSYSTEMS, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA, UNAUDITED)

                                                        Three Months Ended               Nine Months Ended
                                                             March 31,                       March 31,
                                                        --------------------            --------------------
                                                         1997          1996               1997        1996
                                                        ------        ------            -------      -------
Net Income                                              $ 4,532      $ 5,581            $13,422      $15,242
                                                        -------      -------            -------      -------
Weighted average outstanding stocks                      12,815       12,448             12,692       12,159

Weighted average incremental common
equivalents from dilutive stock options                   1,465          922              1,436        1,265
                                                        -------      -------            -------      -------
Weighted average common and common
equivalent shares                                        14,280       13,370             14,128       13,424
                                                        -------      -------            -------      -------
Net income per share                                    $  0.32      $  0.42            $  0.95      $  1.14
                                                        =======      =======            =======      =======







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